CONSULTING AGREEMENT

      This Business Consultant's Agreement ("Agreement") is entered into as of the 9th day of October, 2003, between UNIVERSAL GUARDIAN CORPORATION, a subsidiary of Universal Guardian Holdings, a Delaware corporation, with its principal place of business at 3001 Redhill Ave. Bldg. 4-219-226, Costa Mesa, CA 92626, ("Company") and Del Kintner, whose principal place of business is 3153 Skyline Drive, Oceanside, CA 92056, ("Consultant").

GENERAL

      The Consultant is an experienced business consultant engaged in the business of providing strategic business, operational, financial, contract proposal and acquisition advice to private and public business entities in the defense sector.

      The Company desires to retain the Consultant to provide such strategic business, operational, financial, contract proposal and acquisition advice as the Company and its CEO may direct.

      In consideration for the mutual promises, covenants, and Agreements made below, the parties, intending to be legally bound, agree as follows:

                                    AGREEMENT

1. CONSULTATION SERVICES. Consultant shall provide strategic business, operational, financial, contract proposal and acquisition advice necessary to obtain government contracts for the Company.

2. TRADEMARKS AND TRADE NAMES. Company reserves all rights to the trade names and trademarks and to any other commercial symbols that it may adopt or use from time-to-time.

3. INDEPENDENT CONTRACTOR. The Consultant is not an employee of the Company for any purpose whatsoever, but is an independent contractor. The Company is interested only in the results obtained by the Consultant that shall have sole control of the manner and means of performing under this Agreement. The Company shall not have the right to require the Consultant to do anything that would jeopardize the relationship of independent contractor between the Company and the Consultant. All expenses and disbursements incurred by the Consultant in connection with this Agreement shall be born wholly and completely by the Consultant. The Consultant does not have, nor shall the Consultant hold itself out as having any right, power or authority to create any contract or obligation, either express or implied, on behalf of, or binding upon the Company, unless the Company shall consent to that in writing. The Consultant may represent other companies that do not compete directly or indirectly with the Company's products and services covered by this Agreement.


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5. CONSULTING FEES AND EXPENSES. The Company agrees to pay Consultant an hourly fee of $85.00 per each hour of Consulting rendered for the Company, and shall reimburse Consultant for all direct expenses incurred on behalf of the Company, and such expenses shall be pre-approved by the Company.

5.1 The Company agrees to provide common stock incentives to Consultant for successful delivery of military and government contracts.

6. BEST EFFORTS. The Consultant shall use its best efforts to obtain business relationships, alliances, and sales of products and services for the Company.

7. TERM AND TERMINATION. The term of this Agreement shall be for a initial period of sixty (60) days from the date first written above. This Agreement shall automatically renew for successive sixty (60) day terms, unless either party provides written notice to the other 30 days prior to the termination date of each term; However, if a new contract is not entered into, the Contractor will continue to receive its commissions pursuant to Exhibit A until the expiration of each term.

8. MISREPRESENTATION. In the event the Consultant, at any time during its association with the Company, shall be guilty of gross negligence, intentional misconduct or intentional misrepresentation, such negligence, misconduct or misrepresentation shall be deemed an immediate breach of this Agreement. Upon such breach, or any other breach of this Agreement by the Consultant, this Agreement shall terminate immediately upon written notice by the Company, and the Consultant shall not be entitled to claim any compensation for damages for, in respect of, or by reason of such termination.

9. PROPRIETARY INFORMATION. The customers, business, products, technology, business connections, customer lists, procedures, operations, techniques and other aspects of the business of the Company are established at great expense and protected as confidential information and trade secrets and provide the Company with a substantial competitive advantage of selling its products. The Consultant shall have access to, and be entrusted with, trade secrets, confidential information and proprietary information, and the Company would suffer great loss and injury if the Consultant would disclose this information or use it to compete with the Company. Consequently, the Consultant agrees that during its relationship with the Company, and from then on, it will not, within the geographic territory encompassed by the business of the Company at the termination of that relationship, directly or indirectly, either individually or as an employee, agent, partner, shareholder, or in any other capacity, use or disclose, or cause to be used or disclosed, any trade secret, confidential information or proprietary information acquired by the Consultant during its relationship with the Company.


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10. INDEMNIFICATION. The Consultant and Company agree to mutually defend, indemnify, and hold each other harmless from any and all liabilities, losses, costs, damages, penalties and any other expenses including attorneys fees arising directly or indirectly, either from the Consultant's or Company's acts or omissions or the Consultant's or Company's breach of any obligation imposed or sought to be imposed by or according to this Agreement. The Company shall not be liable to the Consultant, or to anyone who may claim any right due to a relationship with the Consultant, for any acts or omissions by the Consultant in the performance of this Agreement or on the part of the employees or agents of the Consultant. The Consultant and the Company shall indemnify and hold each other free and harmless from any obligation, cost claim, judgment, attorneys, fees, and attachments arising from, growing out of, or in any way connected with the services rendered to the Company under the terms of this Agreement.

11. GENERAL PROVISIONS

11.1 ASSIGNMENT. Except as set forth in this section, neither this Agreement nor any rights under this Agreement, in whole or in part, shall be assignable or otherwise transferable by either party without the express written consent of the other party. Any attempt by either party to assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party shall be null and void. Subject to the above, this Agreement shall be binding upon and take effect for the benefit of the successors and assigns of the parties to this Agreement.

11.2 WAIVER, AMENDMENT, MODIFICATION. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the party against whom such waiver, amendment or modification is sought to be enforced. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement shall constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver shall be effective only with respect to the specific obligation described in that waiver.

11.3 FORCE MAJEURE. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, accident or other acts of God ("Force Majeure"), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This Article shall not be applicable to any payment obligations of either party.

11.4 SETTLEMENT OF DISPUTES


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11.4.1 Each party acknowledges and agrees that, if there is any breach of this
Agreement, including, without limitation, unauthorized use or disclosure of Confidential Information or other information of the other party, the non-breaching party will suffer irreparable injury that cannot be compensated by money damages and therefore will not have an adequate remedy at law. Accordingly, if either party institutes an action or proceeding to enforce the provisions of this Agreement, such party will be entitled to obtain such injunctive relief, specific performance, or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

11.4.2 Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement will be referred to mediation before, and as a condition precedent to, the initiation of any adjudicative action or proceeding, including arbitration. The mediation will be held in San Diego County, California. Either party may demand mediation in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail. Furthermore, if within thirty (30) days after such demand, the parties have not agreed upon a mediator and commenced mediation, the matter will be referred to arbitration under Section 11.4.3. Furthermore, if, within forty-five
(45) days after such demand the matter has not been resolved to the satisfaction of both parties, then the matter will be referred to arbitration under Section 11.4.3.

11.4.3 Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement that has not been resolved amicably among the parties by mediation under Section 11.4.2 will be submitted to binding arbitration using the following procedure:

11.4.4 The arbitration will be held in Orange County, California, before a panel of three arbitrators. Either party may demand arbitration in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail, and the arbitrator nominated by that party.

11.4.5 Within thirty (30) days after such demand, the other party will name its arbitrator, and the two arbitrators named by the parties will, within ten (10) days, select a third arbitrator.

11.4.6 The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), except as expressly provided in this Article. However, the arbitration will be administered by any organization mutually agreed upon by the parties. If the parties are unable to agree upon the organization to administer the arbitration, it will be administered by the AAA. The arbitrators may not amend or disregard any provision of this section.


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11.4.7 The expenses of arbitration shall be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators if there is a compromise decision. Judgment upon any award may be entered in any court of competent jurisdiction. All notices from one party to the other relating to any arbitration under this Agreement shall be in writing and shall be effective if given in accordance with Section 11.11 below.

11.5 CUMULATIVE RIGHTS. Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth in this section and allowed under applicable law.

11.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California applicable to Agreements made and fully performed in California by California residents.

11.7 ENTIRE AGREEMENT. The parties acknowledge that this Agreement expresses their entire understanding and Agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior Agreements or contracts, whether written or oral, entered into between Universal Guardian Corporation (First Party) and Del Kintner (Second Party) with respect to the matters expressly set forth in this Agreement.

11.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, any one of which will be deemed an original, but all of which shall constitute one and the same instrument.

11.9 ATTORNEY FEES. If either party is required to retain the services of any attorney to enforce or otherwise litigate or defend any matter or claim arising out of or in connection with this Agreement, then the prevailing party shall be entitled to recover from the other party, in addition to any other relief awarded or granted, its reasonable costs and expenses (including attorneys' fees) incurred in the proceeding.

11.10 SEVERABILITY. If any provision of this Agreement is found invalid or unenforceable under judicial decree or decision, the remainder shall remain valid and enforceable according to its terms. Without limiting the previous, it is expressly understood and agreed that each and every provision of this Agreement that provides for a limitation of liability, disclaimer of warranties, or exclusion of damages is intended by the parties to be severable and independent of any other provision and to be enforced as such. Further, it is expressly understood and agreed that if any remedy under this Agreement is determined to have failed of its essential purpose, all other limitations of liability and exclusion of damages set forth in this section shall remain in full force and effect.

11.11 NOTICES. All notices, demands or consents required or permitted under this Agreement shall be in writing and shall be delivered or mailed certified return receipt requested to the respective parties at the addresses set forth above or at such other address as such party shall specify to the other party in writing. Any notice required or permitted to be given by the provisions of this Agreement shall be conclusively deemed to have been received on the day it is delivered to that party by U.S. Mail with Acknowledgment of Receipt or by any commercial courier providing equivalent acknowledgment of receipt.


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      Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and shall not be used in construing it.

      We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

D. R. Kintner Universal Guardian Corporation "Consultant" "Company"


By /s/ Del R. Kintner                      By /s/ Michael J. Skellern
  ---------------------------------           ----------------------------------
  D.R. Kintner                                Michael J. Skellern, CEO


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